Exhibit 99.1

Towerstream Adds Industry Veteran Don MacNeil to its Board of Directors

MIDDLETOWN, R.I., May 22, 2017 (GLOBE NEWSWIRE) -- Towerstream Corporation (OTCQB:TWER), a Fixed Wireless Internet Service Provider, announced today industry veteran Don MacNeil has joined its Board of Directors.

Mr. MacNeil currently serves as the Chief Technology Officer at EdgeConneX, where he is responsible for the design and architecture of EdgeconneX's award winning data centers.  Previous to this he served as EVP, Chief Operating Officer at XO Communications (XO), where he was responsible for the customer experience and the alignment of the products and services with XO's Go-to-Market strategies.  While at XO, Don also served as CMO for two years and was Vice President of Carrier Services Operations for six years.  In this role, Don was overseeing service delivery, service assurance, product management, and the customer experience for XO Carrier Services, the company's wholesale services business unit.  Prior to XO, Don was an officer in the United States Navy, serving at-sea in operational leadership roles as well as various leadership roles in weapon system design and procurement.

"As a well-respected executive with deep experience in technology, operations, and network engineering, Don will add valuable perspective to our Board of Directors," said Ernest Ortega, Chief Executive Officer of Towerstream. "We appreciate his willingness to serve as a director and look forward to benefiting from his judgment and insight."

ABOUT TOWERSTREAM CORPORATION

Towerstream Corporation (OTCQB:TWER) is a leading Fixed-Wireless Internet Service Provider delivering high-speed Internet access to businesses. The Company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

SAFE HARBOR

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT

Arthur Giftakis

Chief Operating Officer

Towerstream

401-608-8252

ir@towerstream.com

MEDIA CONTACT

Jason Dennis

Director Marketing and Sales Operations

Towerstream

401-608-8246

jdennis@towerstream.com